Exhibit 99.1
Home Point Capital Reports Fourth Quarter 2021 Financial Results

–          Quarterly Origination Volume of $21 Billion –
–          2021 Origination Volume of $96 Billion, Up 55% Y/Y –
–          2021 Broker Partner Growth of 49% Y/Y –
–          Fourth Quarter 2021 Net Income of $19 Million; $0.14 per Diluted Share –
ANN ARBOR, Mich., February 24, 2022 -- Home Point Capital Inc. (NASDAQ: HMPT) (together with its subsidiaries, “Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the fourth quarter and full year ended December 31, 2021.

“The flexibility of our model and team enabled us to adapt to a rapidly evolving market and ultimately produce another record year of growth,” said Willie Newman, President and Chief Executive Officer. “We expanded our broker partner network to over 8,000 brokerages and made meaningful progress on key initiatives to evolve our business including rigorous expense management, expanded capital markets execution alternatives, and building more optionality in servicing. These achievements as well as our ongoing focus on the wholesale channel, have effectively positioned us to navigate through what we expect to be a challenging environment in 2022.”

Fourth Quarter and Full Year 2021 Financial and Key Performance Indicator Summary

($mm, except per share values)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Total Funded Origination Volume	$20,516	$20,796	$23,955	$96,203	$62,001
Total Fallout Adjusted Lock Volume	17,333	21,894	21,151	83,145	63,722
Gain on sale margin (bps)[1]	59	84	216	90	232
Servicing portfolio - Units	425,989	428,622	349,696	425,989	349,696
Servicing portfolio - UPB	$128,360	$125,832	$88,277	$128,360	$88,277

Total revenue, net	$180.5	$274.6	$453.9	$961.5	1,377.2
Origination segment direct expenses	101.2	116.5	152.1	513.5	387.5
Servicing segment direct expenses	15.9	17.4	18.3	70.9	61.0
Corporate expenses	35.1	41.4	52.6	168.2	140.0
Total expenses	152.2	175.3	223.0	752.6	588.5
Net income	$19.3	$71.3	$184.5	$166.3	$607.0
Net income per share[2]	$0.14	$0.51	$1.33	$1.19	$4.45

(1) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.
(2) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 138,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.

Fourth Quarter 2021 Highlights

•	Quarterly funded origination volume decreased 14% to $21 billion, compared to $24 billion in the fourth quarter of 2020, and compared to $21 billion in the third quarter of 2021.
•	Total revenue, net of $181 million, compared to $454 million in the fourth quarter of 2020 and $275 million in the third quarter of 2021.
•	Total revenue in the Origination segment of $103 million compared to $456 million in the fourth quarter of 2020 and $184 million in the third quarter of 2021.
•
Gain on sale margin attributable to channels, before giving effect to the impact of capital markets and other activity, was 58 basis points in the fourth quarter of 2021, compared to 177 basis points in the fourth quarter of 2020 and 73 basis points in the third quarter of 2021.

•
Total expenses of $152 million for the fourth quarter of 2021 improved 32% versus the fourth quarter of 2020 and were 13% lower compared to the third quarter of 2021. The sequential quarter improvement was due to reductions of 13% in Origination segment direct expenses, 15% related to corporate expenses, and 9% in Servicing segment direct expenses.

•
Net income of $19 million (or $0.14 per diluted share), compared to net income of $184 million (or $1.31 per diluted share) year-over-year, and compared to net income of $71 million (or $0.51 per diluted share) in the third quarter of 2021.

•	Broker Partners increased by 2,640 to 8,012 as of December 31, 2021 from the end of the fourth quarter of 2020, and increased by 560 from the end of the third quarter of 2021.
•
During the quarter, Home Point completed the sale of a mortgage servicing rights (“MSR”) portfolio of single-family mortgage loans serviced for the Government National Mortgage Association (“GNMA”) with an aggregate unpaid principal balance (“UPB”) of approximately $13.1 billion. The total purchase price for the servicing rights was approximately $174.8 million. The transaction further streamlined Home Point’s servicing operations, reduced overall portfolio delinquencies, and provided incremental liquidity which was used to reduce outstanding debt.

•	Servicing customers of 425,989, up 22% from year-end 2020, and decreased 1% compared to the third quarter of 2021.
•	Servicing portfolio UPB totaled $128.4 billion as of December 31, 2021, up 45% from the end of the fourth quarter of 2020, and up 2% from the end of the third quarter of 2021.
•
Total servicing portfolio delinquencies improved to 0.7% compared to 4.4% in the fourth quarter of 2020 and 0.9% in the third quarter of 2021, primarily due to the GNMA servicing portfolio sales in the third and fourth quarters of 2021 and continued growth in new servicing customers. The MSR multiple for the fourth quarter of 2021 of 4.6x increased from 2.9x in the fourth quarter of 2020 and 4.2x in the third quarter of 2021, primarily driven by slower prepayment speeds due to higher mortgage interest rates.

Full Year 2021 Highlights

•	Total origination volume of $96 billion, up 55% from 2020 volume of $62 billion.
•	Total revenue, net of $962 million, compared to $1.4 billion in 2020.
•	Total revenue in the Origination segment of $751 million compared to $1.5 billion in 2020.
•	Total expenses of $753 million compared to $589 million in 2020.
•	Net income of $166 million (or $1.19 per diluted share), compared to net income of $607 million (or $4.42 per diluted share) in 2020.

Origination Segment

Home Point Capital’s Origination segment originates and sells residential real estate mortgage loans. These loans are sourced through three channels. The primary channel is Wholesale, where the Company works with mortgage brokerages to source new customers. In the Correspondent channel, customers are acquired through a network of mortgage banks and financial institutions. The Direct channel retains serviced customers in the Home Point Capital ecosystem.

The Origination segment generated contribution margin of $2 million in the fourth quarter of 2021, compared to $304 million in the fourth quarter of 2020 and $67 million in the third quarter of 2021. For the year ended December 31, 2021, the Origination segment generated contribution margin of $237 million, compared to $1.1 billion for 2020.

Origination Segment – Financial Highlights and Summary of Key Performance Indicators

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Gain on loans, net	$64.2	$145.3	$422.2	$585.7	$1,385.0
Loan fee income	32.8	34.5	35.5	150.9	96.1
Interest income, net and other income	5.9	4.1	(1.7)	13.9	(1.9)
Total Origination segment revenue	102.9	183.9	456.0	750.5	1,479.2
Directly attributable expense	101.2	116.5	152.1	513.5	387.5
Contribution margin	$1.7	$67.4	$303.9	$237.0	$1,091.7

Key Performance Indicators[1]	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Total Funded Origination Volume	$20,516	$20,796	$23,955	$96,203	$62,001
Total Fallout Adjusted Lock Volume	$17,333	$21,894	$21,151	$83,145	$63,722

Gain on Sale Margin (bps)[2]	59	84	216	90	232

Origination Volume by Purpose:
Purchase	37.5%	34.6%	29.5%	31.1%	30.9%
Refinance	62.5%	65.4%	70.5%	68.9%	69.1%

Third Party Partners:
Number of Broker Partners	8,012	7,452	5,372	8,012	5,372
Number of Correspondent Partners	676	652	604	676	604

(1) See Appendix for additional volume and gain on sale information by channel.
(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were primarily sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae.

The Servicing segment generated a contribution margin of $74 million in the fourth quarter of 2021, compared to $(17) million in the fourth quarter of 2020 and $86 million in the third quarter of 2021. For the year ended December 31, 2021, the Servicing segment generated a contribution margin of $186 million, compared to $(147) million for 2020.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Loan servicing fees	$83.6	$91.8	$55.8	$331.4	$191.7
Interest income, net and other income[1]	30.0	8.3	0.5	39.2	7.7
Total Servicing segment revenue	113.6	100.1	56.3	370.6	199.4
Directly attributable expense	15.9	17.4	18.3	70.9	61.0
Primary Margin	97.7	82.6	38.0	299.7	138.4
Change in MSR fair value: amortization	(66.7)	(73.9)	(71.9)	(307.6)	(204.0)
Adjusted contribution margin	31.0	8.7	(33.9)	(7.9)	(65.6)
Change in MSR fair value: mark-to-market, net of hedge	43.4	77.5	17.1	193.7	(81.1)
Contribution margin	$74.4	$86.2	$(16.8)	$185.8	$(146.7)

Key Performance Indicators	For the quarter ended[2]						For the year ended 12/31
	12/31/2021		9/30/2021		12/31/2020		2021		2020

MSR servicing portfolio - UPB	$128,360		$125,832		$88,277		$128,360		$88,277
Average MSR servicing portfolio - UPB	$127,096		$125,046		$81,114		$108,318		$70,439
MSR servicing portfolio - Units	425,989		428,622		349,696		425,989		349,696
Weighted average coupon rate	2.96%		2.98%		3.41%		2.96%		3.41%
60+ days delinquent, incl. forbearance	0.7%		0.9%		4.4%		0.7%		4.4%
60+ days delinquent, excl. forbearance	0.5%		0.7%		1.5%		0.5%		1.5%
MSR multiple	4.6	x	4.2	x	2.9	x	4.6	x	2.9	x

(1) Other income for the fourth quarter and the third quarter of 2021 includes a gain of $29.6 million and $7.4 million, respectively from the sale of a portfolio of GNMA mortgage servicing rights, which were completed during the respective quarters.
(2) Figures as of period end, except "Average MSR servicing portfolio - UPB" which is average for the period.

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $555 million as of December 31, 2021, comprising $171 million of cash and cash equivalents and $384 million of undrawn capacity from mortgage servicing rights line of credit and other credit facilities. The Company had total warehouse capacity of $7.5 billion, and available capacity of $2.8 billion at the end of 2021, compared to total capacity of $7.5 billion, and available capacity of $1.9 billion as of September 30, 2021.

($mm)	As of
	12/31/2021	9/30/2021	12/31/2020

Cash and cash equivalents	$171.0	$160.6	$165.2
Mortgage servicing rights (at fair value)	$1,525.1	$1,402.1	$748.5
Warehouse lines of credit	$4,718.7	$6,308.5	$3,005.4
Term debt and other borrowings, net	$1,226.5	$1,065.8	$454.0
Total shareholders' equity	$776.6	$761.2	$927.5

Dividend and Stock Repurchase Program

Home Point Capital’s board of directors has (i) declared a cash dividend of $0.04 per share for the fourth quarter of 2021, payable on or about March 24, 2022 to all stockholders of record at the close of business on March 10, 2022 and (ii) authorized a stock repurchase program whereby the Company may repurchase up to a total of $8.0 million of its issued and outstanding common stock, par value $0.0000000072 per share, from time to time until the program’s expiration on December 31, 2022 on the open market or in privately negotiated transactions.

Conference Call and Webcast

Members of Home Point Capital’s management team will host a conference call and live webcast on Thursday, February 24, 2022 at 8:30 a.m. ET. to review the Company’s financial results for the fourth quarter and full year ended December 31, 2021.

The conference call may be accessed by dialing (877) 423-9813 (toll-free) or (201) 689-8465 (international), using the passcode 13726311. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast will also be available and can be accessed through the Investor Relations section of Home Point Capital’s website at investors.homepoint.com.

An investor presentation will be referenced during the call, and it will be available prior to the call through the Investor Relations section of Home Point Capital’s website.

A telephonic replay of the call will be available approximately two hours after the live call through Thursday, March 3, 2022 by dialing (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 13726311. To access a replay of the webcast, please visit Events in the Investor Relations section of Home Point Capital’s website.

About Home Point Capital

Home Point Capital is the parent company of Homepoint, one of the nation’s leading mortgage originators and servicers, putting people front and center of the homebuying and homeownership experience. The Company supports successful homeownership as a crucial element of broader financial security and well-being through delivering long-term value beyond the loan. Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works with a nationwide network of more than 8,500 mortgage broker and correspondent partners with deep knowledge and expertise about the communities and customers they serve. Today, Homepoint is the nation’s third-largest wholesale mortgage lender and the 7th-largest non-bank mortgage lender.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, "Homepoint" in IL, KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation, 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements

This press release contains certain “forward-looking statements,” as that term is defined in the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements orally or in writing. These forward-looking statements include, but are not limited to, statements other than statements of historical facts, including among others, statements relating to the Company’s future financial performance, the Company’s business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which the Company operates and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. These forward-looking statements, which are based on currently available information, operating plans, and projections about events and trends, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated by forward-looking statements include, among others: our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan origination and servicing revenues on macroeconomic and U.S. residential real estate market conditions; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; competition for mortgage assets that may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns; our ability to continue to grow our loan origination business or effectively manage significant increases in our loan production volume; competition in the industry in which we operate; our success and growth of our production and servicing activities and the dependence upon our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any cybersecurity risks, cyber incidents and technology failures; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; risks and uncertainties associated with litigation, including any employment, intellectual property, consumer protection, class action and other litigation matters, and related unfavorable publicity; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or in government policies on our material vendors with operations in India; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with higher risk loans that we service; risks associated with derivative financial instruments; our ability to foreclose on our mortgage assets in a timely manner or at all; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or such changes that increase the cost of doing business with such entities; and the spread of the COVID-19 outbreak and severe disruptions in the U.S. and global economy and financial markets it has caused. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in documents filed from time to time by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Consolidated Statements of Income (Loss)
($ in millions, except per share data)
(Unaudited)
($mm, except per share values)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Gain on loans, net	$64.0	$145.5	$422.2	$585.8	$1,384.9
Loan fee income	32.8	34.5	35.5	150.9	96.1
Interest income	39.5	36.7	17.8	136.5	60.2
Interest expense	(46.8)	(45.5)	(21.7)	(169.4)	(69.6)
Interest (expense), net	(7.3)	(8.8)	(3.9)	(32.9)	(9.4)
Loan servicing fees	83.6	91.8	54.3	331.4	188.2
Change in FV of MSR	(23.3)	3.5	(54.7)	(113.9)	(285.3)
Other income	30.7	8.1	0.5	40.2	2.7
Total revenue, net	180.5	274.6	453.9	961.5	1,377.2

Compensation and benefits	98.7	114.6	151.8	494.2	403.2
Loan expense	12.1	16.6	12.9	63.9	34.6
Loan servicing expense	5.1	6.7	8.0	27.4	30.8
Production technology	6.8	7.6	7.6	31.9	22.1
General and administrative	20.9	21.7	28.1	95.5	67.1
Depreciation and amortization	2.6	2.4	1.4	10.1	5.5
Other expense	6.0	5.7	13.2	29.6	25.2
Total Expenses	152.2	175.3	223.0	752.6	588.5

Pre-tax income	28.3	99.3	230.9	208.9	788.7
Pre-tax margin	16%	36%	51%	22%	57%
Income tax expense (benefit)	7.7	27.3	49.2	58.0	198.6
Income (loss) from equity method investment	(1.3)	(0.7)	2.8	15.4	16.9
Net income (loss)	$19.3	$71.3	$184.5	$166.3	$607.0
Net margin	11%	26%	41%	17%	44%
Basic and diluted earnings per share[1]:
Basic net income (loss) per share	$0.14	$0.51	$1.33	$1.19	$4.45
Diluted total net income (loss) per share	0.14	0.51	1.31	1.19	4.42
Basic weighted average common stock outstanding (mm)	139.1	139.1	138.9	139.2	136.4
Diluted weighted average common stock outstanding (mm)	140.8	140.0	140.3	140.0	137.2

Adjusted income statement metrics[2]:
Adjusted revenue	$135.8	$196.4	$439.5	$783.2	$1,475.2
Adjusted net income	$(12.3)	$15.1	$171.0	$26.4	$667.7
Adjusted net margin	-9%	8%	39%	3%	45%
(1) On January 21, 2021, Home Point Capital effected a stock split of its outstanding common stock pursuant to which the 100 outstanding shares were split into 1,388,601.11 shares each, for a total of 138,860,103 shares of outstanding common stock. As a result, all amounts relating to per share amounts have been retroactively adjusted to reflect this stock split.
(2) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Consolidated Balance Sheet
($ in millions)
(Unaudited)

($mm)	As of
	12/31/2021	9/30/2021	12/31/2020

Assets:
Cash and cash equivalents	$171.0	$160.6	$165.2
Restricted cash	36.8	42.5	31.7
Cash and cash equivalents and Restricted cash	207.8	203.1	196.9
Mortgage loans held for sale (at fair value)	5,107.1	6,680.2	3,301.7
Mortgage servicing rights (at fair value)	1,525.1	1,402.1	748.5
Property and equipment, net	21.9	23.0	21.7
Accounts receivable, net	114.7	117.5	152.8
Derivative assets	84.4	164.6	334.3
Goodwill and intangibles	10.8	10.8	10.8
GNMA loans eligible for repurchase	65.2	265.1	2,524.2
Assets held for sale	63.7	-	-
Other assets	57.6	111.7	87.6
Total assets	$7,258.3	$8,978.1	$7,378.5

Liabilities and Shareholders' Equity:
Warehouse lines of credit	$4,718.7	$6,308.5	$3,005.4
Term debt and other borrowings, net	1,226.5	1,065.8	454.0
Accounts payable and accrued expenses	138.2	127.8	167.5
GNMA loans eligible for repurchase	65.2	265.1	2,524.2
Deferred tax liabilities	229.8	224.3	174.0
Other liabilities	103.3	225.4	125.9
Total liabilities	6,481.7	8,216.9	6,451.0

Shareholders' Equity:
Common stock	-	-	-
Additional paid in capital	523.8	522.1	519.5
Retained earnings	252.8	239.1	408.0
Total shareholders' equity	776.6	761.2	927.5
Total liabilities and shareholders' equity	$7,258.3	$8,978.1	$7,378.5

Volume and Margin Detail by Channel

VOLUME DETAIL BY CHANNEL

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Funded Origination Volume by Channel
Wholesale	$15,047	$16,355	$14,130	$69,451	$37,902
Correspondent	4,500	3,434	8,576	21,872	21,273
Direct	969	1,006	1,249	4,880	2,826
Total Funded Origination Volume	$20,516	$20,795	$23,955	$96,203	$62,001

Fallout Adjusted Lock Volume by Channel
Wholesale	$12,606	$16,710	$13,705	$61,022	$40,080
Correspondent	4,042	4,150	6,607	18,828	21,077
Direct	685	1,034	839	3,295	2,565
Total Fallout Adjusted Lock Volume	$17,333	$21,894	$21,151	$83,145	$63,722

GAIN ON SALE MARGIN DETAIL BY CHANNEL

($mm)	For the quarter ended
	12/31/2021		9/30/2021		12/31/2020
	$ Amount	Basis Points	$ Amount	Basis Points	$ Amount	Basis Points
Gain on Sale Margin by Channel
Wholesale	$76.4	61	$122.0	73	$321.1	234
Correspondent	7.4	18	8.4	20	20.2	31
Direct	17.5	256	30.3	292	33.4	399
Margin Attributable to Channels	101.3	58	160.7	73	374.7	177
Other Gain (Loss) on Sale[1]	1.6	1	23.2	11	81.2	38
Gain on Sale Margin[2]	$102.9	59	$183.9	84	$455.9	216

(1) Includes interest income (expense), net, realized and unrealized gains (losses) on locks and mortgage loans held for sale, net hedging results, the provision for the representation and warranty reserve, and differences between modeled and actual pull-through.
(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

 Summary Segment Results
($mm)	For the quarter December 31, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$64.2	$(0.2)	$64.0	$-	$64.0	$-	$64.0
Loan fee income	32.8	-	32.8	-	32.8	-	32.8
Loan servicing fees	-	83.6	83.6	-	83.6	-	83.6
Change in FV of MSRs, net	-	(23.3)	(23.3)	-	(23.3)	-	(23.3)
Interest income (loss), net	5.9	0.6	6.5	(13.8)	(7.3)	-	(7.3)
Other income[2]	-	29.6	29.6	(0.2)	29.4	1.3	30.7
Total Revenue	$102.9	$90.2	$193.2	$(14.0)	$179.2	$1.3	$180.5

Contribution margin	$1.7	$74.4	$76.1	$(50.6)	$25.5

($mm)	For the quarter September 30, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$145.3	$0.2	$145.5	$-	$145.5	$-	$145.5
Loan fee income	34.5	-	34.5	-	34.5	-	34.5
Loan servicing fees	-	91.8	91.8	-	91.8	-	91.8
Change in FV of MSRs, net	-	3.5	3.5	-	3.5	-	3.5
Interest income (loss), net	4.0	0.7	4.7	(13.5)	(8.8)	-	(8.8)
Other income	-	7.5	7.5	(0.1)	7.4	0.7	8.1
Total Revenue	$183.8	$103.7	$287.5	$(13.6)	$273.9	$0.7	$274.6

Contribution margin	$67.3	$86.2	$153.5	$(54.9)	$98.6

($mm)	For the quarter December 31, 2020
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$422.2	$-	$422.2	$-	$422.2	$-	$422.2
Loan fee income	35.5	-	35.5	-	35.5	-	35.5
Loan servicing fees	(1.5)	55.8	54.3	-	54.3	-	54.3
Change in FV of MSRs, net	-	(54.7)	(54.7)	-	(54.7)	-	(54.7)
Interest income (loss), net	(0.2)	0.3	0.1	(4.0)	(3.9)	-	(3.9)
Other income	-	0.1	0.1	3.3	3.4	(2.8)	0.6
Total Revenue	$456.0	$1.5	$457.5	$(0.7)	$456.8	$(2.8)	$454.0

Contribution margin	$303.9	$(16.8)	$287.1	$(50.6)	$236.5

($mm)	For the year December 31, 2021
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$585.8	$-	$585.8	$-	$585.8	$-	$585.8
Loan fee income	150.9	-	150.9	-	150.9	-	150.9
Loan servicing fees	-	331.4	331.4	-	331.4	-	331.4
Change in FV of MSRs, net	-	(113.9)	(113.9)	-	(113.9)	-	(113.9)
Interest income (loss), net	13.9	1.9	15.8	(48.7)	(32.9)	-	(32.9)
Other income	-	37.3	37.3	18.3	55.6	(15.4)	40.2
Total Revenue	$750.6	$256.7	$1,007.3	$(30.4)	$976.9	$(15.4)	$961.5

Contribution margin	$237.0	$185.9	$422.9	$(198.6)	$224.3

($mm)	For the year December 31, 2020
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$1,384.9	$-	$1,384.9	$-	$1,384.9	$-	$1,384.9
Loan fee income	96.1	-	96.1	-	96.1	-	96.1
Loan servicing fees	(3.5)	191.7	188.2	-	188.2	-	188.2
Change in FV of MSRs, net	-	(285.2)	(285.2)	-	(285.2)	-	(285.2)
Interest income (loss), net	1.6	7.4	9.0	(18.4)	(9.4)	-	(9.4)
Other income	-	0.3	0.3	19.2	19.5	(16.9)	2.6
Total Revenue	$1,479.1	$(85.8)	$1,393.3	$0.8	$1,394.1	$(16.9)	$1,377.2

Contribution margin	$1,091.7	$(146.8)	$944.9	$(139.3)	$805.6

(1) The Company includes the income from its equity method investments in the All Other category. In order to reconcile to Total net revenue on the condensed consolidated statements of operations, it must be removed as is presented above.
(2) Other income for the fourth quarter and the third quarter of 2021 includes a gain of $29.6 million and $7.4 million, respectively from the sale of a portfolio of GNMA mortgage servicing rights, which were completed during the respective quarters.

GAAP to Non-GAAP Reconciliations

RECONCILIATION OF ADJUSTED REVENUE TO TOTAL REVENUE, NET

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Total revenue, net	$180.5	$274.6	$453.9	$961.5	$1,377.2
Income (loss) from equity method investment	(1.3)	(0.7)	2.8	15.4	16.9
Change in fair value of MSR, net of hedge	(43.4)	(77.5)	(17.2)	(193.7)	81.1
Adjusted revenue	$135.8	$196.4	$439.5	$783.2	$1,475.2

RECONCILIATION OF ADJUSTED NET INCOME TO TOTAL NET INCOME (LOSS)

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Total net income	$19.3	$71.3	$184.5	$166.3	$607.0
Change in fair value of MSR, net of hedge	(43.4)	(77.5)	(17.2)	(193.7)	81.1
Income tax effect of change in fair value of MSR, net of hedge	11.8	21.3	3.7	53.8	(20.4)
Adjusted net income	$(12.3)	$15.1	$171.0	$26.4	$667.7

RECONCILIATION OF ADJUSTED NET MARGIN TO NET MARGIN

($mm)	For the quarter ended			For the year ended 12/31
	12/31/2021	9/30/2021	12/31/2020	2021	2020

Total revenue, net	$180.5	$274.6	$453.9	$961.5	$1,377.2
Total net income (loss)	19.3	71.3	184.5	166.3	607.0
Net margin	11%	26%	41%	17%	44%

Adjusted revenue	$135.8	$196.4	$439.5	$783.2	$1,475.2
Adjusted net income	(12.3)	15.1	171.0	26.4	667.7
Adjusted net margin	-9%	8%	39%	3%	45%

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income, and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income by Adjusted revenue.

We believe that Adjusted revenue, Adjusted net Income, and Adjusted net margin can provide useful information to investors and others in understanding and evaluating our operating results. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income, and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted revenue, Adjusted net Income, and Adjusted net margin differently, and as a result, our measures of Adjusted revenue, Adjusted net Income, and Adjusted net margin may not be directly comparable to those of other companies.

Investor Relations Contact:

Home Point Capital:
Ginger Wilcox
investor@hpfc.com

Media Contact:

Home Point Capital:
Brad Pettiford
bpettiford@hpfc.com